EXHIBIT 99.2


GM North America's Four Point Turnaround Plan

Following is a brief update and summary of the other key elements of the GMNA turnaround plan beyond structural cost reductions.

Health-care Cost Reductions

On Oct. 17, GM announced a far-reaching agreement with the UAW that will introduce a series of changes to the hourly retiree health-care plan. As part of the agreement, pending court approval, active hourly employees will contribute financially to this health-care plan. As a result, GM will continue to provide competitive health-care benefits to its hourly employees and retirees, but at a significantly lower cost. The agreement is projected to reduce GM's retiree health-care liabilities by approximately 25 percent of the hourly liability, or about $15 billion, and cut the company's health-care expense by about $3 billion on an annualized, pre-tax basis. Annualized cash savings will be approximately $1 billion a year.

Product Renaissance

GM North America will continue with its aggressive product assault on all vehicle segments. To target key growth segments with the right products, GM earlier this year increased capital expenditures, with the vast majority of that increase going toward future car and truck programs. This increased investment will allow GM to average 15 all-new entries a year in the North American market for the foreseeable future.

We remain committed to a diversified portfolio of hybrid cars and trucks, including hybrid versions of the Saturn VUE, Chevrolet Malibu, and the next generation of GM full-size pickups and SUVs. We also will continue to lead in the implementation of other fuel savings technologies, such as Displacement on Demand and six-speed transmissions. GMNA also will expand its offerings of ethanol-capable vehicles (E85 fuel).

To help drive additional sales in the future, the product plan includes a heavy emphasis on high-growth segments, such as "crossovers," compact and luxury SUVs, large pickups and entry luxury cars.

Starting in January, GM will begin rolling out more than a dozen all-new versions of its full-size SUVs for Chevrolet, GMC and Cadillac, to be followed in late 2007 with the availability of GM's advanced two-mode hybrid powertrain. In the same year, GM will begin rolling out an entire new lineup of full-size pickups, another segment in which GM is the industry leader.

GM's strategy also builds on its recent move to create a single, global product development organization, which will permit the company to better leverage its considerable design and engineering resources around the globe. By taking full advantage of its unique global footprint and that of its global partners, GM will more effectively be able to address emerging trends and markets, and take advantage of its creative talent base around the world.

Sales & Marketing

GM also laid out a focused strategy designed to improve significantly the company's performance in the retail marketplace.

This strategy includes strengthening GM's automotive brands, marketing that emphasizes the inherent value of GM cars and trucks, completing GM's distribution channel strategy, and aggressively targeting markets where GM has underperformed against the competition.

GM's newest products continue to attract new customers. Chevrolet introduced two new cars this year that rank among the top 10 best-selling cars in the industry: the Impala and Cobalt. The Buick LaCrosse is conquesting sales at impressive rates with 24 percent of its customers citing Toyota, Honda and Nissan as second choice and 50 percent claiming a non-GM brand as a second choice. The Pontiac G6 retail sales in October were up 100 percent versus October 2004. And the HUMMER brand has posted the largest percent increase (up 86 percent in 2005) of any GM division, with the H3's successful launch.

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GM brands have focused more on consumer benefits in advertisements this year, moving away from the deal-only ads that focused largely on monthly payments. For instance, Chevrolet ads spend more time addressing segment-leading fuel economy, safety and product quality.

The dealer-channel strategy is progressing well. There are over 200 Chevrolet dealers implementing the brand's image program. At HUMMER, over 70 percent of the dealerships will be consistent with that brand's image vision by the end of 2005. Cadillac has nearly 200 dealerships completed or in progress, representing 60 percent of the brand's sales, and nearly all Saab dealerships are consistent with that brand's image vision. By the end of 2005, 60 percent of Pontiac, Buick and GMC sales will be from combined dealerships.

As part of the move toward emphasizing the value of GM cars and trucks, GMNA will continue to adjust suggested retail prices to more closely match actual transaction prices, manage inventories and resale values more closely, and focus strongly on improving retail sales.

In addition, GM will specifically address certain regional markets in the United States in which GM's potential has not been fully realized. This more targeted approach to incentives, advertising, and promotion is expected to result in significant volume and share gains in these markets.


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